                                  RIVER'S EDGE
                               1741 22ND STREET NE
                               AUBURN, WASHINGTON

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                               AS OF MAY 20, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                      [LOGO OF AMERICAN APPRAISAL ASSOCIATES(R)]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                    JULY 2, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs ") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE: RIVER'S EDGE
    1741 22ND STREET NE
    AUBURN, KING COUNTY, WASHINGTON

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 120 units with a total of 111,660 square feet of rentable area. The improvements were built in 1976. The improvements are situated on 7.73 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 92% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                LETTER OF TRANSMITTAL  PAGE 2
RIVER'S EDGE, AUBURN, WASHINGTON

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 20, 2003 is:

                                   ($7,500,000)

                                   Respectfully submitted,
                                   AMERICAN APPRAISAL ASSOCIATES, INC.

                                   -S- Douglas Needham
                                   -------------------------------
July 2, 2003                       Douglas Needham, MAI
#053272                            Managing Principal, Real Estate Group
                                   Washington State Certified General Real
                                   Estate Appraiser #1101111

Report By:
Susan M. Kim

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
RIVER'S EDGE, AUBURN, WASHINGTON

                               TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary ...............................................    4
Introduction ....................................................    9
Area Analysis ...................................................   11
Market Analysis .................................................   14
Site Analysis ...................................................   16
Improvement Analysis ............................................   16
Highest and Best Use ............................................   17

                                   VALUATION

Valuation Procedure .............................................   18
Sales Comparison Approach .......................................   20
Income Capitalization Approach ..................................   26
Reconciliation and Conclusion ...................................   37

                                    ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
RIVER'S EDGE, AUBURN, WASHINGTON

                               EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                               River's Edge
LOCATION:                                    1741 22nd Street NE
                                             Auburn, Washington

INTENDED USE OF ASSIGNMENT:                  Court Settlement
PURPOSE OF APPRAISAL:                        "As Is" Market Value of the Fee
                                             Simple Estate
INTEREST APPRAISED:                          Fee simple estate

DATE OF VALUE:                               May 20, 2003
DATE OF REPORT:                              July 2, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
Size:                                        7.73 acres, or 336,719 square feet
Assessor Parcel No.:                         8944130005
Floodplain:                                  Community Panel No. 53033C1254F
                                             (May 16, 1995)
                                             Flood Zone X, an area outside the
                                             floodplain.
Zoning:                                      R4 (Medium to High Density
                                             Apartment District)

BUILDING:

No. of Units:                                120 Units
Total NRA:                                   111,660 Square Feet
Average Unit Size:                           931 Square Feet
Apartment Density:                           15.5 units per acre
Year Built:                                  1976

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                Market Rent
Unit Type         Square    -------------------      Monthly        Annual
                   Feet     Per Unit     Per SF      Income         Income
----------------------------------------------------------------------------
1Br/1Ba             675      $  610      $ 0.90     $ 14,640     $   175,680
2Br/1Ba             975      $  710      $ 0.73     $ 59,640     $   715,680
3Br/2Ba           1,130      $  850      $ 0.75     $ 10,200     $   122,400
                                         Total      $ 84,480     $ 1,013,760

OCCUPANCY:                                   92%
ECONOMIC LIFE:                               45 Years
EFFECTIVE AGE:                               20 Years
REMAINING ECONOMIC LIFE:                     25 Years

SUBJECT PHOTOGRAPHS AND LOCATION MAP:

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 5
RIVER'S EDGE, AUBURN, WASHINGTON

                               SUBJECT PHOTOGRAPHS

  [PHOTOGRAPH]                                          [PHOTOGRAPH]
EXTERIOR - OFFICE                               EXTERIOR - APARTMENT BUILDING

                                    AREA MAP
                                      [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 6
RIVER'S EDGE, AUBURN, WASHINGTON

                                NEIGHBORHOOD MAP
                                      [MAP]

HIGHEST AND BEST USE:
  As Vacant:                            Hold for future multi-family development
  As Improved:                          Continuation as its current use

METHOD OF VALUATION:                    In this instance, the Sales Comparison
                                        and Income Approaches to value were
                                        utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
RIVER'S EDGE, AUBURN, WASHINGTON

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION                                        Amount           $/Unit
---------------------                                        ------           ------
Potential Rental Income                                    $1,013,760         $ 8,448
Effective Gross Income                                     $1,008,230         $ 8,402
Operating Expenses                                         $  386,412         $ 3,220           38.3% of EGI
Net Operating Income:                                      $  591,819         $ 4,932

Capitalization Rate                                              8.00%
DIRECT CAPITALIZATION VALUE                                $7,400,000 *       $61,667 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:

Holding Period                                             10 years
2002 Economic Vacancy                                      9%
Stabilized Vacancy & Collection Loss:                      8.5%
Lease-up / Stabilization Period                            N/A
Terminal Capitalization Rate                               9.00%
Discount Rate                                              10.50%
Selling Costs                                              2.00%
Growth Rates:
  Income                                                   3.00%
  Expenses:                                                3.00%
DISCOUNTED CASH FLOW VALUE                                 $7,400,000 *       $61,667 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE                     $7,400,000         $61,667 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:

  Range of Sales $/Unit (Unadjusted)                         $56,800 to $69,095
  Range of Sales $/Unit (Adjusted)                           $60,617 to $65,463
VALUE INDICATION - PRICE PER UNIT                            $7,600,000 *    $63,333 / UNIT

EGIM ANALYSIS

  Range of EGIMs from Improved Sales                         6.92 to 7.71
  Selected EGIM for Subject                                  7.50
  Subject's Projected EGI                                    $1,008,230
EGIM ANALYSIS CONCLUSION                                     $7,600,000 *       $63,333 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                             $7,400,000 *       $61,667 / UNIT

RECONCILED SALES COMPARISON VALUE                            $7,600,000         $63,333 / UNIT

----------------------------
* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
RIVER'S EDGE, AUBURN, WASHINGTON

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
Price Per Unit                                            $7,600,000
NOI Per Unit                                              $7,400,000
EGIM Multiplier                                           $7,600,000
INDICATED VALUE BY SALES COMPARISON                       $7,600,000        $63,333 / UNIT

INCOME APPROACH:
Direct Capitalization Method:                             $7,400,000
Discounted Cash Flow Method:                              $7,400,000
INDICATED VALUE BY THE INCOME APPROACH                    $7,400,000        $61,667 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:                      $7,500,000        $62,500 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION  PAGE 9
RIVER'S EDGE, AUBURN, WASHINGTON

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 1741 22nd Street NE, Auburn, King County, Washington. Auburn identifies it as 8944130005.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Susan M. Kim on May 20, 2003. Douglas Needham, MAI has not made a personal inspection of the subject property. Susan M. Kim performed the research, valuation analysis and wrote the report. Douglas Needham, MAI reviewed the report and concurs with the value. Douglas Needham, MAI and Susan M. Kim have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 20, 2003. The date of the report is July 2, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                        INTRODUCTION  PAGE 10
RIVER'S EDGE, AUBURN, WASHINGTON

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

   MARKETING PERIOD:                  6 to 12 months
   EXPOSURE PERIOD:                   6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in CCP 4. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                       AREA ANALYSIS  PAGE 11
RIVER'S EDGE, AUBURN, WASHINGTON

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Auburn, Washington. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East - 104th Avenue SE
West - Auburn Way N
South - SE 320th Street
North - S 227th Street

MAJOR EMPLOYERS

Major employers in the subject's area include Boeing, Microsoft, and various high-tech/biotech industries. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                       AREA ANALYSIS  PAGE 12
RIVER'S EDGE, AUBURN, WASHINGTON

                            NEIGHBORHOOD DEMOGRAPHICS

                                               AREA
                             ----------------------------------------
CATEGORY                     1-MI. RADIUS  3-MI. RADIUS  5-MI. RADIUS      MSA
----------------------------------------------------------------------------------
POPULATION TRENDS
Current Population                10,332        56,361       174,331     2,480,018
5-Year Population                 10,918        60,923       189,630     2,656,373
% Change CY-5Y                       5.7%          8.1%          8.8%          7.1%
Annual Change CY-5Y                  1.1%          1.6%          1.8%          1.4%

HOUSEHOLDS
Current Households                 4,036        21,304        65,975       991,697
5-Year Projected Households        4,268        22,961        71,796     1,065,406
% Change CY - 5Y                     5.7%          7.8%          8.8%          7.4%
Annual Change CY-5Y                  1.1%          1.6%          1.8%          1.5%

INCOME TRENDS
Median Household Income       $   42,122    $   49,363    $   52,588    $   63,191
Per Capita Income             $   23,370    $   21,768    $   21,951    $   28,774
Average Household Income      $   58,631    $   57,565    $   58,007    $   71,954
Source: Demographics Now

The subject neighborhood's population is expected to show increases above that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                               AREA
                             ----------------------------------------
CATEGORY                     1-MI. RADIUS  3-MI. RADIUS  5-MI. RADIUS     MSA
-------------------------------------------------------------------------------
HOUSING TRENDS
% of Households Renting         42.59%        39.26%        39.71%       35.89%
5-Year Projected % Renting      39.77%        38.41%        39.20%       35.51%
% of Households Owning          54.34%        56.97%        55.72%       59.13%
5-Year Projected % Owning       57.25%        58.03%        56.52%       59.78%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                       AREA ANALYSIS  PAGE 13
RIVER'S EDGE, AUBURN, WASHINGTON

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:
North  - Green River
South  - Single-family homes
East   - Single-family homes
West   - Single-family homes

CONCLUSIONS

The subject is well located within the city of Auburn. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                     MARKET ANALYSIS  PAGE 14
RIVER'S EDGE, AUBURN, WASHINGTON

                                 MARKET ANALYSIS

The subject property is located in the city of Auburn in King County. The overall pace of development in the subject's market is more or less decreasing. There is no new construction coming into the market. The overall economic downturn in the subject's market has limited new construction. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

Period                             Region                                 Submarket
-----------------------------------------------------------------------------------
Sep-98                              4.2%                                    5.5%
Mar-99                              3.7%                                    3.6%
Sep-99                              4.0%                                    4.7%
Mar-00                              3.7%                                    3.4%
Sep-00                              3.5%                                    4.9%
Mar-01                              4.2%                                    3.9%
Sep-01                              5.1%                                    5.8%
Mar-02                              8.2%                                    8.5%
Sep-02                              8.2%                                    8.2%
Mar-03                              7.5%                                    7.4%

Source: Dupre & Scott Apartment Advisors

Occupancy trends in the subject's market are increasing during the last six months. Historically speaking, the subject's submarket has equated the overall market. Since 2001, vacancy rates have increased due to the general slowing in the economy. Boeing has downsized their current operations and anticipates more lay-offs in 2003. However, market participants anticipate that occupancy levels will stabilize by the end of 2003.

Market rents in the subject's market have been following an increasing trend. The following table illustrates historical rental rates for the subject's market.

AMERICAN APPRAISAL ASSOCIATES, INC.                     MARKET ANALYSIS  PAGE 15
RIVER'S EDGE, AUBURN, WASHINGTON

                             HISTORICAL AVERAGE RENT

Period                             Region               % Change        Submarket      % Change
-----------------------------------------------------------------------------------------------
Sep-98                              $760                  -               $615           -
Mar-99                              $769                  1.2%            $609           -1.0%
Sep-99                              $798                  3.8%            $636            4.4%
Mar-00                              $812                  1.8%            $643            1.1%
Sep-00                              $852                  4.9%            $676            5.1%
1-Mar                               $855                  0.4%            $690            2.1%
1-Sep                               $884                  3.4%            $713            3.3%
2-Mar                               $881                 -0.3%            $716            0.4%
2-Sep                               $882                  0.1%            $711           -0.7%
3-Mar                               $853                 -3.3%            $741            4.2%

Source: Dupre & Scott Apartment Advisors

The following table illustrates a summary of the subject's competitive set.

                             COMPETITIVE PROPERTIES

No.          Property Name             Units            Ocpy.  Year Built    Proximity to subject
-------------------------------------------------------------------------------------------------
R-1          Brittany Park             190               96%      1968       2-miles south of the
                                                                             subject
R-2          Amberview                 157               92%      1990       2-miles south of the
                                                                             subject
R-3          Auburn Glen               148               96%      1990       Within 5 mile radius
R-4          Clearwater Ridge          142               89%      1990       Within 5-mile radius
R-5                                      0                0%         0       $0
Subject      River's Edge              120               92%      1976

Rental rates have gradually increased over the past year despite the slowing economy. Concessions and move-in specials are common in the market. However, occupancy rates are beginning to stabilize and rental rates are increasing.

AMERICAN APPRAISAL ASSOCIATES, INC.                PROPERTY DESCRIPTION  PAGE 16
RIVER'S EDGE, AUBURN, WASHINGTON

                              PROPERTY DESCRIPTION

SITE ANALYSIS
 Site Area                              7.73 acres, or 336,719 square feet
 Shape                                  Generally rectangular
 Topography                             Level
 Utilities                              All necessary utilities are available to
                                         the site.
 Soil Conditions                        Stable
 Easements Affecting Site               None other than typical utility
                                         easements
 Overall Site Appeal                    Average
  Flood Zone:
  Community Panel                       53033C1254F, dated May 16, 1995
  Flood Zone                            Zone X
 Zoning                                 R4, the subject improvements represent a
                                        legal conforming use of the site.

REAL ESTATE TAXES

                                       ASSESSED VALUE - 2003
                              --------------------------------------    TAX RATE /        PROPERTY
PARCEL NUMBER                    LAND        BUILDING        TOTAL      MILL RATE          TAXES
--------------------------------------------------------------------------------------------------
 8944130005                   $1,009,800    $4,146,200    $5,156,000     0.01358          $ 70,015

IMPROVEMENT ANALYSIS

Year Built                              1976
Number of Units                         120
Net Rentable Area                       111,660 Square Feet
Construction:
 Foundation                             Reinforced concrete slab
 Frame                                  Heavy or light wood
 Exterior Walls                         Wood or vinyl siding
 Roof                                   Composition shingle over a wood truss
                                        structure
Project Amenities                       Amenities at the subject include a
                                        swimming pool, laundry
                                        room, and parking area.
Unit Amenities                          Individual unit amenities include
                                        a balcony, cable TV connection, and
                                        washer dryer connection Appliances
                                        available in each unit include a
                                        refrigerator, stove, dishwasher, water
                                        heater, garbage disposal, washer/dryer,
                                        and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                PROPERTY DESCRIPTION  PAGE 17
RIVER'S EDGE, AUBURN, WASHINGTON

Unit Mix:

                              Unit Area
Unit Type    Number of Units  (Sq. Ft.)
---------------------------------------
1Br/1Ba             24            675
2Br/1Ba             84            975
3Br/2Ba             12          1,130

Overall Condition                          Average
Effective Age                              20 years
Economic Life                              45 years
Remaining Economic Life                    25 years
Deferred Maintenance                       None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1976 and consist of a 120-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                 VALUATION PROCEDURE  PAGE 18
RIVER'S EDGE, AUBURN, WASHINGTON

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                 VALUATION PROCEDURE  PAGE 19
RIVER'S EDGE, AUBURN, WASHINGTON

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 20
RIVER'S EDGE, AUBURN, WASHINGTON

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 21
RIVER'S EDGE, AUBURN, WASHINGTON

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                        COMPARABLE                 COMPARABLE
DESCRIPTION                      SUBJECT                  I - 1                      I - 2
----------------------------------------------------------------------------------------------------
Property Name                River's Edge        The Pointe                 Whispering
                                                 at Redondo                 Hills

LOCATION:
  Address                    1741 22nd           28300 18th                 2120 SW
                             Street NE           Avenue South               352nd Street

  City, State                Auburn,             Federal                    Federal
                             Washington          Way, WA                    Way, WA
  County                     King                King                       King
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)     111,660             227,622                    112,020
  Year Built                 1976                1990                       1985
  Number of Units            120                 225                        111
  Unit Mix:                  Type       Total     Type     Total            Type      Total
                             1Br/1Ba     24      1Br/1Ba     67             1Br/1Ba
                             2Br/1Ba     84      2Br/2Ba     92             2Br/2Ba     84
                             3Br/2Ba     12      3Br/2Ba     66             3Br/2Ba     27

  Average Unit Size (SF)     931                 1,012                      1,009
  Land Area (Acre)           7.7300              16.6300                    8.6100
  Density (Units/Acre)       15.5                13.5                       12.9
  Parking Ratio              0.00                1.92                       1.84
  (Spaces/Unit)
  Parking Type (Gr.,         Open, Covered       Garage, Open, Covered      Covered
  Cov., etc.)
CONDITION:                   Average             Average                    Fair
APPEAL:                      Average             Average                    Fair
AMENITIES:
  Pool/Spa                   Yes/No              No/Yes                     No/No
  Gym Room                   No                  No                         No
  Laundry Room               Yes
  Secured Parking            No                  No                         No
  Sport Courts               No                  Yes
  Washer/Dryer Connection    Yes

OCCUPANCY:                   92%                 96%                        95%
TRANSACTION DATA:
  Sale Date                                      January,                   October,
                                                 2003                       2002
  Sale Price ($)                                 $15,504,500                $7,669,500
  Grantor                                        Pointe At                  Whispering Hills
                                                 Redondo 2000 LLC           Associates
                                                                            LLC
  Grantee                                        Redondo                    Whispering
                                                 Associates LLC             Hills/Bird LLC

  Sale Documentation                             N/A                        N/A
  Verification                                   N/A                        N/A
  Telephone Number
ESTIMATED PRO-FORMA:                             Total $    $/Unit  $/SF     Total $   $/Unit  $/SF

  Potential Gross Income                         $2,191,380 $9,739 $9.63    $1,064,700 $9,592 $9.50
  Vacancy/Credit Loss                            $   87,655 $  390 $0.39    $   53,235 $  480 $0.48
                                                 ---------- ------ -----    ---------- ------ -----
  Effective Gross Income                         $2,103,725 $9,350 $9.24    $1,011,465 $9,112 $9.03
  Operating Expenses                             $  682,083 $3,031 $3.00    $  445,045 $4,009 $3.97
                                                 ---------- ------ -----    ---------- ------ -----
  Net Operating Income                           $1,421,642 $6,318 $6.25    $  566,420 $5,103 $5.06
                                                 ---------- ------ -----    ---------- ------ -----
NOTES:                                           None                       None

  PRICE PER UNIT                                       $68,909                     $69,095
  PRICE PER SQUARE FOOT                                $ 68.12                     $ 68.47
  EXPENSE RATIO                                           32.4%                       44.0%
  EGIM                                                    7.37                        7.58
  OVERALL CAP RATE                                        9.17%                       7.39%
                                                       =======                     =======
  Cap Rate based on Pro
    Forma or Actual
    Income?                                            PRO FORMA                   PRO FORMA

                                     COMPARABLE                  COMPARABLE
DESCRIPTION                            I - 3                       I - 4
---------------------------------------------------------------------------------
Property Name                 Mallard Pointe              Woodtrail
                              Apartments                  Apartments

LOCATION:
  Address                     802 45th                    1901 SW
                              Street NE                   320th Street

  City, State                 Auburn,                     Federal Way,
                              WA                          WA
  County                      King                        King
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)      164,705                     263,133
  Year Built                  1989                        1981
  Number of Units             180                         300
  Unit Mix:                   Type       Total            Type        Total
                              1Br/1Ba      60             1Br/1Ba      120
                              2Br/2Ba      106            2Br/2Ba      160
                              3Br/2Ba      14             3Br/2Ba      20

  Average Unit Size (SF)      915                         877
  Land Area (Acre)            8.0600                      10.3000
  Density (Units/Acre)        22.3                        29.1
  Parking Ratio               1.61                        2.14
  (Spaces/Unit)
  Parking Type (Gr.,          Garage, Open, Covered       Covered
  Cov., etc.)
CONDITION:                    Good                        Average
APPEAL:                       Good                        Average
AMENITIES:
  Pool/Spa                    Yes/Yes                     Yes/No
  Gym Room                    Yes                         No
  Laundry Room                No
  Secured Parking             No                          No
  Sport Courts
  Washer/Dryer Connection     Yes

OCCUPANCY:                    94%                         94%
TRANSACTION DATA:
  Sale Date                   September,                  August, 2002
                              2002
  Sale Price ($)              $11,546,000                 $17,040,000
  Grantor                     MP Auburn LLC               Woodtrail
                                                          Apartments

  Grantee                     SM Mallard LLC &            Woodtrail
                              Victorian                   Village
                              Woods
                              LLC
  Sale Documentation          N/A                         N/A
  Verification                N/A                         N/A
  Telephone Number
ESTIMATED PRO-FORMA:          Total $    $/Unit  $/SF     Total $    $/Unit $/SF

  Potential Gross Income      $1,774,920 $9,861 $10.78    $2,350,000 $7,833 $8.93
  Vacancy/Credit Loss         $  106,495 $  592 $ 0.65    $  141,000 $  470 $0.54
                              ---------- ------  -----    ---------- ------ -----
  Effective Gross Income      $1,668,425 $9,269 $10.13    $2,209,000 $7,363 $8.39
  Operating Expenses          $  654,480 $3,636 $ 3.97    $  954,000 $3,180 $3.63
                              ---------- ------  -----    ---------- ------ -----
  Net Operating Income        $1,013,945 $5,633 $ 6.16    $1,255,000 $4,183 $4.77
                              ---------- ------  -----    ---------- ------ -----
NOTES:                        None                        None

  PRICE PER UNIT                     $ 64,144                    $56,800
  PRICE PER SQUARE FOOT              $  70.10                    $ 64.76
  EXPENSE RATIO                          39.2%                      43.2%
  EGIM                                   6.92                       7.71
  OVERALL CAP RATE                       8.78%                      7.37%
                                     ========                    ========
  Cap Rate based on Pro
    Forma or Actual
    Income?                           PRO FORMA                   PRO FORMA

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 22
RIVER'S EDGE, AUBURN, WASHINGTON

                               IMPROVED SALES MAP
                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $56,800 to $69,095 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $60,617 to $65,463 per unit with a mean or average adjusted price of $63,499 per unit. The median adjusted price is $63,958 per unit. Based on the following analysis, we have concluded to a value of $63,000 per unit, which results in an "as is" value of $7,600,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 23
RIVER'S EDGE, AUBURN, WASHINGTON

SALES ADJUSTMENT GRID

                                               COMPARABLE             COMPARABLE         COMPARABLE          COMPARABLE
DESCRIPTION                    SUBJECT           I - 1                  I - 2              I - 3               I - 4
-----------------------------------------------------------------------------------------------------------------------------
Property Name               River's Edge  The Pointe at         Whispering           Mallard Pointe      Woodtrail
                                          Redondo               Hills                Apartments          Apartments

Address                     1741 22nd     28300 18th Avenue     2120 SW 352nd        802 45th            1901 SW 320th
                            Street NE     South                 Street               Street NE           Street

City                        Auburn,       Federal Way, WA       Federal Way,         Auburn, WA          Federal Way,
                            Washington                          WA                                       WA
Sale Date                                 January, 2003         October, 2002        September,          August, 2002
                                                                                     2002
Sale Price ($)                            $15,504,500           $7,669,500           $11,546,000         $17,040,000
Net Rentable Area (SF)      111,660       227,622               112,020              164,705             263,133
Number of Units             120           225                   111                  180                 300
Price Per Unit                            $68,909               $69,095              $64,144             $56,800
Year Built                  1976          1990                  1985                 1989                1981
Land Area (Acre)            7.7300        16.6300               8.6100               8.0600              10.3000
VALUE ADJUSTMENTS           DESCRIPTION   DESCRIPTION     ADJ.  DESCRIPTION    ADJ.  DESCRIPTION   ADJ.  DESCRIPTION     ADJ.
Property Rights Conveyed    Fee Simple    Fee Simple       0%   Fee Simple       0%  Fee Simple     0%   Fee Simple       0%
                            Estate        Estate                Estate               Estate              Estate
Financing                                 Cash To Seller   0%   Cash To Seller   0%  Cash To        0%   Cash To Seller   0%
                                                                                     Seller
Conditions of Sale                        Arm's Length     0%   Arm's Length     0%  Arm's Length   0%   Arm's Length     0%
Date of Sale (Time)                       01-2003          0%   10-2002          5%  09-2002        5%   08-2002          5%
VALUE AFTER TRANS. ADJUST.                     $68,909               $72,549              $67,352             $59,640
($/UNIT)
Location                                  Comparable       0%   Comparable       0%  Comparable     0%   Comparable       0%
Number of Units             120           225              5%   111              0%  180            0%   300              5%
Quality / Appeal            Average       Superior        -5%   Superior        -5%  Superior      -5%   Comparable       0%
Age / Condition             1976          1990 / Average  -5%   1985 / Fair     -5%  1989 / Good   -5%   1981 / Average   0%
Occupancy at Sale           92%           96%              0%   95%              0%  94%            0%   94%              0%
Amenities                   Good          Comparable       0%   Comparable       0%  Comparable     0%   Comparable       0%
Average Unit Size (SF)      931           1,012            0%   1,009            0%  915            0%   877              0%
PHYSICAL ADJUSTMENT                                       -5%                  -10%               -10%                    5%
FINAL ADJUSTED VALUE                           $65,463               $65,294              $60,617             $62,622
($/UNIT)

SUMMARY

VALUE RANGE (PER UNIT)      $60,617 TO $65,463
MEAN (PER UNIT)             $63,499
MEDIAN (PER UNIT)           $63,958
VALUE CONCLUSION (PER UNIT) $63,000

VALUE INDICATED BY SALES COMPARISON APPROACH      $7,560,000
ROUNDED                                           $7,600,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
RIVER'S EDGE, AUBURN, WASHINGTON

                             NOI PER UNIT COMPARISON

                     SALE PRICE             NOI/     SUBJECT NOI
COMPARABLE  NO. OF   ----------          --------   --------------  ADJUSTMENT  INDICATED
    NO.     UNITS    PRICE/UNIT   OAR    NOI/UNIT   SUBJ. NOI/UNIT    FACTOR    VALUE/UNIT
------------------------------------------------------------------------------------------
   I-1       225    $15,504,500  9.17%  $1,421,642     $591,819         0.781    $53,787
                    $    68,909         $    6,318     $  4,932
   I-2       111    $ 7,669,500  7.39%  $  566,420     $591,819         0.966    $66,778
                    $    69,095         $    5,103     $  4,932
   I-3       180    $11,546,000  8.78%  $1,013,945     $591,819         0.876    $56,160
                    $    64,144         $    5,633     $  4,932
   I-4       300    $17,040,000  7.37%  $1,255,000     $591,819         1.179    $66,963
                    $    56,800         $    4,183     $  4,932

                                   PRICE/UNIT

  Low                  High      Average          Median
$53,787              $66,963     $60,922          $61,469

                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit                $   62,000
Number of Units                                120
                                        ----------
Value Based on NOI Analysis             $7,440,000
                            Rounded     $7,400,000

The adjusted sales indicate a range of value between $53,787 and $66,963 per unit, with an average of $60,922 per unit. Based on the subject's competitive position within the improved sales, a value of $62,000 per unit is estimated. This indicates an "as is" market value of $7,400,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

                              EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON
                    SALE PRICE
COMPARABLE  NO. OF  ----------        EFFECTIVE    OPERATING                    SUBJECT
    NO.     UNITS   PRICE/UNIT      GROSS INCOME    EXPENSE       OER        PROJECTED OER   EGIM
-------------------------------------------------------------------------------------------------
   I-1       225    $15,504,500      $2,103,725    $682,083      32.42%                      7.37
                    $    68,909
   I-2       111    $ 7,669,500      $1,011,465    $445,045      44.00%                      7.58
                    $    69,095                                                  38.33%
   I-3       180    $11,546,000      $1,668,425    $654,480      39.23%                      6.92
                    $    64,144
   I-4       300    $17,040,000      $2,209,000    $954,000      43.19%                      7.71
                    $    56,800

                                      EGIM

Low      High    Average     Median
6.92     7.71    7.40        7.48


               VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                 7.50
Subject EGI                             $1,008,230
                                        ----------
Value Based on EGIM                     $7,561,728
                           Rounded      $7,600,000
              Value Per Unit            $   63,333

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 25
RIVER'S EDGE, AUBURN, WASHINGTON

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 38.33% before reserves. The comparable sales indicate a range of expense ratios from 32.42% to 44.00%, while their EGIMs range from 6.92 to 7.71. Overall, we conclude to an EGIM of 7.50, which results in an "as is" value estimate in the EGIM Analysis of $7,600,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $7,600,000.

Price Per Unit                         $7,600,000
NOI Per Unit                           $7,400,000
EGIM Analysis                          $7,600,000

Sales Comparison Conclusion            $7,600,000

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 26
RIVER'S EDGE, AUBURN, WASHINGTON

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 27
RIVER'S EDGE, AUBURN, WASHINGTON

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                         SUMMARY OF ACTUAL AVERAGE RENTS

                                  Average
                Unit Area    -----------------
Unit Type       (Sq. Ft.)    Per Unit   Per SF    % Occupied
------------------------------------------------------------
 1Br/1Ba           675        $ 609     $ 0.90      83.3%
 2Br/1Ba           975        $ 710     $ 0.73      92.9%
 3Br/2Ba          1130        $ 836     $ 0.74     100.0%

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 28
RIVER'S EDGE, AUBURN, WASHINGTON

                                  RENT ANALYSIS

                                                             COMPARABLE RENTS
                                              ---------------------------------------------
                                                 R-1       R-2       R-3       R-4     R-5
                                              ---------------------------------------------
                                              Brittany             Auburn  Clearwater
                                                Park    Amberview   Glen     Ridge
                                              ---------------------------------------------
                   SUBJECT   SUBJECT  SUBJECT             COMPARISON TO SUBJECT
                     UNIT    ACTUAL   ASKING  ---------------------------------------------
DESCRIPTION          TYPE     RENT     RENT   Inferior  Superior  Superior  Superior     0    MIN    MAX   MEDIAN  AVERAGE
--------------------------------------------------------------------------------------------------------------------------
Monthly Rent        1BR/1BA  $ 609    $  659   $  575    $  650    $  675    $  620          $ 575  $ 675  $ 635    $  630
Unit Area (SF)                 675       675      690       700       701       674            674    701    695       691
Monthly Rent Per             $0.90    $ 0.98   $ 0.83    $ 0.93    $ 0.96    $ 0.92          $0.83  $0.96  $0.92    $ 0.91
Sq. Ft.

Monthly Rent        2BR/1BA  $  710   $  729   $  701    $  750    $  735    $  677          $ 677  $ 750  $ 718    $  716
Unit Area (SF)                  975      975      908       880       902       910            880    910    905       900
Monthly Rent Per             $ 0.73   $ 0.75   $ 0.77    $ 0.85    $ 0.81    $ 0.74          $0.74  $0.85  $0.79    $ 0.80
Sq. Ft.

Monthly Rent        3BR/2BA  $  836   $  859   $  900    $  950    $  975    $  850          $ 850  $ 975  $ 925    $  919
Unit Area (SF)                1,130    1,130    1,340     1,080     1,082     1,098          1,080  1,340  1,090     1,150
Monthly Rent Per
Sq. Ft.                      $ 0.74   $ 0.76   $ 0.67    $ 0.88    $ 0.90    $ 0.77          $0.67  $0.90  $0.83    $ 0.81

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                                  Market Rent
                                Unit Area   --------------------      Monthly         Annual
Unit Type   Number of Units     (Sq. Ft.)   Per Unit      Per SF      Income          Income
-----------------------------------------------------------------------------------------------
 1Br/1Ba          24                675       $610        $0.90       $14,640        $  175,680
 2Br/1Ba          84                975       $710        $0.73       $59,640        $  715,680
 3Br/2Ba          12              1,130       $850        $0.75       $10,200        $  122,400
                                                          Total       $84,480        $1,013,760

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 29
RIVER'S EDGE, AUBURN, WASHINGTON

SUMMARY OF HISTORICAL INCOME & EXPENSES

                             FISCAL YEAR 2000     FISCAL YEAR 2001       FISCAL YEAR 2002       FISCAL YEAR 2003
                           ---------------------------------------------------------------------------------------
                                  ACTUAL                ACTUAL                 ACTUAL           MANAGEMENT BUDGET
                           ---------------------------------------------------------------------------------------
DESCRIPTION                  TOTAL    PER UNIT     TOTAL    PER UNIT     TOTAL     PER UNIT     TOTAL      PER UNIT
------------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income            $935,894   $  7,799   $989,275   $  8,244   $1,015,025  $ 8,459    $1,014,000    $8,450

  Vacancy                  $ 18,929   $    158   $ 40,089   $    334   $   80,317  $    669   $   63,500    $  529
  Credit Loss/Concessions  $ 14,018   $    117   $     72   $      1   $    7,485  $     62   $    6,750    $   56
                           --------   --------   --------   --------   ---------   --------   ----------    ------
    Subtotal               $ 32,947   $    275   $ 40,161   $    335   $   87,802  $    732   $   70,250    $  585

  Laundry Income           $  4,855   $     40   $  3,732   $     31   $    2,646  $     22   $    7,212    $   60
  Garage Revenue           $      0   $      0   $      0   $      0   $        0  $      0   $        0    $    0
  Other Misc. Revenue      $ 27,794   $    232   $ 43,354   $    361   $   74,575  $    621   $   55,080    $  459
                           --------   --------   --------   --------   ---------   --------   ----------    ------
    Subtotal Other Income  $ 32,649   $    272   $ 47,086   $    392   $   77,221  $    644   $   62,292    $  519

Effective Gross Income     $935,596   $  7,797   $996,200   $  8,302   $1,004,444  $  8,370   $1,006,042    $8,384

Operating Expenses
  Taxes                    $ 55,908   $    466   $ 53,165   $    443   $   52,009  $    433   $   51,849    $  432
  Insurance                $  7,844   $     65   $ 18,865   $    157   $   17,361  $    145   $   18,701    $  156
  Utilities                $ 43,160   $    360   $ 31,641   $    264   $   48,013  $    400   $   44,400    $  370
  Repair & Maintenance     $ 43,780   $    365   $ 41,849   $    349   $   44,495  $    371   $    9,300    $   78
  Cleaning                 $  5,324   $     44   $  7,069   $     59   $   12,716  $    106   $   11,800    $   98
  Landscaping              $      0   $      0   $      0   $      0   $        0  $      0   $   37,800    $  315
  Security                 $      0   $      0   $      0   $      0   $        0  $      0   $        0    $    0
  Marketing & Leasing      $ 10,487   $     87   $  9,894   $     82   $   20,593  $    172   $   21,600    $  180
  General Administrative   $104,814   $    873   $134,355   $  1,120   $  110,983  $    925   $  117,367    $  978
  Management               $ 47,349   $    395   $ 49,826   $    415   $   51,753  $    431   $   50,304    $  419
  Miscellaneous            $      0   $      0   $      0   $      0   $        0  $      0   $        0    $    0
                           --------   --------   --------   --------   ---------   --------   ----------    ------
Total Operating Expenses   $318,666   $  2,656   $346,664   $  2,889   $  357,923  $  2,983   $  363,121    $3,026

  Reserves                 $      0   $      0   $      0   $      0   $       0   $      0   $        0    $    0
                           --------   --------   --------   --------   ---------   --------   ----------    ------
Net Income                 $616,930   $  5,141   $649,536   $  5,413   $  646,521  $  5,388   $  642,921    $5,358

                                ANNUALIZED 2003
                           -----------------------
                                  PROJECTION                 AAA PROJECTION
                           -------------------------------------------------------
DESCRIPTION                    TOTAL      PER UNIT     TOTAL      PER UNIT    %
----------------------------------------------------------------------------------
Revenues
  Rental Income              $1,012,772   $ 8,440    $1,013,760   $  8,448  100.0%

  Vacancy                    $   85,540   $   713    $   81,101   $    676    8.0%
  Credit Loss/Concessions    $    3,564   $    30    $    5,069   $     42    0.5%
                             ----------   -------    ----------   --------    ----
    Subtotal                 $   89,104   $   743    $   86,170   $    718    8.5%

  Laundry Income             $    2,524   $    21    $    2,640   $     22    0.3%
  Garage Revenue             $        0   $     0    $        0   $      0    0.0%
  Other Misc. Revenue        $   87,148   $   726    $   78,000   $    650    7.7%
                             ----------   -------    ----------   --------    ----
    Subtotal Other Income    $   89,672   $   747    $   80,640   $    672    8.0%

Effective Gross Income       $1,013,340   $ 8,445    $1,008,230   $  8,402    100%

Operating Expenses
  Taxes                      $   53,636   $   447    $   70,800   $    590    7.0%
  Insurance                  $   17,312   $   144    $   18,000   $    150    1.8%
  Utilities                  $   62,196   $   518    $   54,000   $    450    5.4%
  Repair & Maintenance       $   37,244   $   310    $   42,000   $    350    4.2%
  Cleaning                   $   15,268   $   127    $   13,200   $    110    1.3%
  Landscaping                $        0   $     0    $        0   $      0    0.0%
  Security                   $        0   $     0    $        0   $      0    0.0%
  Marketing & Leasing        $   23,412   $   195    $   21,600   $    180    2.1%
  General Administrative     $  116,372   $   970    $  116,400   $    970   11.5%
  Management                 $   51,260   $   427    $   50,412   $    420    5.0%
  Miscellaneous              $        0   $     0    $        0   $      0    0.0%
                             ----------   -------    ----------   --------    ----
Total Operating Expenses     $  376,700   $ 3,139    $  386,412   $  3,220   38.3%

  Reserves                   $        0   $     0    $   30,000   $    250    7.8%
                             ----------   -------    ----------   --------    ----
Net Income                   $  636,640   $ 5,305    $  591,819   $  4,932   58.7%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 8.5% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 30
RIVER'S EDGE, AUBURN, WASHINGTON

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $250 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                              CAPITALIZATION RATES
             -------------------------------------------------
                   GOING-IN                       TERMINAL
             -------------------------------------------------
              LOW           HIGH              LOW        HIGH
--------------------------------------------------------------
RANGE        6.00%         10.00%            7.00%      10.00%
AVERAGE             8.14%                          8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 31
RIVER'S EDGE, AUBURN, WASHINGTON

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.    SALE DATE     OCCUP.   PRICE/UNIT        OAR
----------------------------------------------------------
   I-1         Jan-03       96%      $68,909         9.17%
   I-2         Oct-02       95%      $69,095         7.39%
   I-3         Sep-02       94%      $64,144         8.78%
   I-4         Aug-02       94%      $56,800         7.37%
   I-5         Jan-00        0%                      N/A
                                         High        9.17%
                                          Low        7.37%
                                      Average        8.18%

Based on this information, we have concluded the subject's overall capitalization rate should be 8.00%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 9.00%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 10.50%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 10.50% indicates a value of $7,400,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
RIVER'S EDGE, AUBURN, WASHINGTON

approximately 43% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 33
RIVER'S EDGE, AUBURN, WASHINGTON

DISCOUNTED CASH FLOW ANALYSIS

                                  RIVER'S EDGE

                                YEAR    APR-2004      APR-2005      APR-2006       APR-2007      APR-2008      APR-2009
                         FISCAL YEAR       1              2             3             4             5             6
------------------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                            $1,013,760    $1,044,173    $1,075,498    $1,107,763    $1,140,996    $1,175,226

  Vacancy                              $   81,101    $   83,534    $   86,040    $   88,621    $   91,280    $   94,018
  Credit Loss                          $    5,069    $    5,221    $    5,377    $    5,539    $    5,705    $    5,876
  Concessions                          $        0    $        0    $        0    $        0    $        0    $        0
                                       ---------------------------------------------------------------------------------
    Subtotal                           $   86,170    $   88,755    $   91,417    $   94,160    $   96,985    $   99,894

  Laundry Income                       $    2,640    $    2,719    $    2,801    $    2,885    $    2,971    $    3,060
  Garage Revenue                       $        0    $        0    $        0    $        0    $        0    $        0
  Other Misc. Revenue                  $   78,000    $   80,340    $   82,750    $   85,233    $   87,790    $   90,423
                                       ---------------------------------------------------------------------------------
    Subtotal Other Income              $   80,640    $   83,059    $   85,551    $   88,118    $   90,761    $   93,484
                                       ---------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                 $1,008,230    $1,038,477    $1,069,632    $1,101,721    $1,134,772    $1,168,815

OPERATING EXPENSES:
  Taxes                                $   70,800    $   72,924    $   75,112    $   77,365    $   79,686    $   82,077
  Insurance                            $   18,000    $   18,540    $   19,096    $   19,669    $   20,259    $   20,867
  Utilities                            $   54,000    $   55,620    $   57,289    $   59,007    $   60,777    $   62,601
  Repair & Maintenance                 $   42,000    $   43,260    $   44,558    $   45,895    $   47,271    $   48,690
  Cleaning                             $   13,200    $   13,596    $   14,004    $   14,424    $   14,857    $   15,302
  Landscaping                          $        0    $        0    $        0    $        0    $        0    $        0
  Security                             $        0    $        0    $        0    $        0    $        0    $        0
  Marketing & Leasing                  $   21,600    $   22,248    $   22,915    $   23,603    $   24,311    $   25,040
  General Administrative               $  116,400    $  119,892    $  123,489    $  127,193    $  131,009    $  134,940
  Management                           $   50,412    $   51,924    $   53,482    $   55,086    $   56,739    $   58,441
  Miscellaneous                        $        0    $        0    $        0    $        0    $        0    $        0
                                       ---------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES               $  386,412    $  398,004    $  409,944    $  422,242    $  434,910    $  447,957

  Reserves                             $   30,000    $   30,900    $   31,827    $   32,782    $   33,765    $   34,778
                                       ---------------------------------------------------------------------------------
NET OPERATING INCOME                   $  591,819    $  609,573    $  627,861    $  646,696    $  666,097    $  686,080
                                       ---------------------------------------------------------------------------------
  Operating Expense Ratio (% of EGI)         38.3%         38.3%         38.3%         38.3%         38.3%         38.3%
  Operating Expense Per Unit           $    3,220    $    3,317    $    3,416    $    3,519    $    3,624    $    3,733

                                YEAR     APR-2010     APR-2011       APR-2012      APR-2013     APR-2014
                         FISCAL YEAR        7             8             9             10           11
----------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                            $1,210,482    $1,246,797    $1,284,201    $1,322,727    $1,362,409

  Vacancy                              $   96,839    $   99,744    $  102,736    $  105,818    $  108,993
  Credit Loss                          $    6,052    $    6,234    $    6,421    $    6,614    $    6,812
  Concessions                          $        0    $        0    $        0    $        0    $        0
                                       -------------------------------------------------------------------
    Subtotal                           $  102,891    $  105,978    $  109,157    $  112,432    $  115,805

  Laundry Income                       $    3,152    $    3,247    $    3,344    $    3,445    $    3,548
  Garage Revenue                       $        0    $        0    $        0    $        0    $        0
  Other Misc. Revenue                  $   93,136    $   95,930    $   98,808    $  101,772    $  104,825
                                       -------------------------------------------------------------------
    Subtotal Other Income              $   96,288    $   99,177    $  102,152    $  105,217    $  108,373
                                       -------------------------------------------------------------------
EFFECTIVE GROSS INCOME                 $1,203,880    $1,239,996    $1,277,196    $1,315,512    $1,354,977

OPERATING EXPENSES:
  Taxes                                $   84,539    $   87,075    $   89,687    $   92,378    $   95,149
  Insurance                            $   21,493    $   22,138    $   22,802    $   23,486    $   24,190
  Utilities                            $   64,479    $   66,413    $   68,406    $   70,458    $   72,571
  Repair & Maintenance                 $   50,150    $   51,655    $   53,204    $   54,800    $   56,444
  Cleaning                             $   15,761    $   16,234    $   16,721    $   17,223    $   17,740
  Landscaping                          $        0    $        0    $        0    $        0    $        0
  Security                             $        0    $        0    $        0    $        0    $        0
  Marketing & Leasing                  $   25,792    $   26,565    $   27,362    $   28,183    $   29,029
  General Administrative               $  138,988    $  143,157    $  147,452    $  151,876    $  156,432
  Management                           $   60,194    $   62,000    $   63,860    $   65,776    $   67,749
  Miscellaneous                        $        0    $        0    $        0    $        0    $        0
                                       -------------------------------------------------------------------
TOTAL OPERATING EXPENSES               $  461,396    $  475,237    $  489,495    $  504,179    $  519,305

  Reserves                             $   35,822    $   36,896    $   38,003    $   39,143    $   40,317
                                       -------------------------------------------------------------------
NET OPERATING INCOME                   $  706,663    $  727,863    $  749,698    $  772,189    $  795,355
                                       -------------------------------------------------------------------
  Operating Expense Ratio (% of EGI)         38.3%         38.3%         38.3%         38.3%         38.3%
  Operating Expense Per Unit           $    3,845    $    3,960    $    4,079    $    4,201    $    4,328

                                                         Gross Residual Sale Price $8,837,279 Deferred Maintenance        $        0
Estimated Stabilized
  NOI                $591,819  Sales Expense Rate  2.00%   Less: Sales Expense     $  176,746 Add: Excess Land            $        0
                                                                                   ----------                             ----------
Months to Stabilized        1  Discount Rate      10.50% Net Residual Sale Price   $8,660,533 Other Adjustments           $        0
Stabilized Occupancy     92.0% Terminal Cap Rate   9.00% PV of Reversion           $3,190,964 Value Indicated By "DCF"    $7,439,781
                                                         Add: NPV of NOI           $4,248,818
                                                                                   ----------                     Rounded $7,400,000
                                                         PV Total                  $7,439,781

                          "DCF" VALUE SENSITIVITY TABLE

                                                     DISCOUNT RATE
                               -------------------------------------------------------------------------
        TOTAL VALUE              10.00%          10.25%          10.50%          10.75%         11.00%
--------------------------------------------------------------------------------------------------------
                     8.50%     $7,888,119      $7,756,345      $7,627,485      $7,501,466     $7,378,216
TERMINAL             8.75%     $7,787,107      $7,657,600      $7,530,952      $7,407,090     $7,285,944
  CAP                9.00%     $7,691,707      $7,564,341      $7,439,781      $7,317,957     $7,198,798
  RATE               9.25%     $7,601,464      $7,476,123      $7,353,539      $7,233,641     $7,116,363
                     9.50%     $7,515,970      $7,392,548      $7,271,836      $7,153,764     $7,038,266


AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 34
RIVER'S EDGE, AUBURN, WASHINGTON

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Concessions have historically not been utilized at the subject property or in the subject's market. Therefore, no adjustment was included for concessions.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 8.00% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 35
RIVER'S EDGE, AUBURN, WASHINGTON

                                  RIVER'S EDGE

                                                      TOTAL      PER SQ. FT.   PER UNIT  %OF EGI
------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                                        $1,013,760      $ 9.08      $ 8,448

  Less: Vacancy & Collection Loss          8.50%   $   86,170      $ 0.77      $   718

  Plus: Other Income
    Laundry Income                                 $    2,640      $ 0.02      $    22     0.26%
    Garage Revenue                                 $        0      $ 0.00      $     0     0.00%
    Other Misc. Revenue                            $   78,000      $ 0.70      $   650     7.74%
                                                   -------------------------------------- ------
        Subtotal Other Income                      $   80,640      $ 0.72      $   672     8.00%

EFFECTIVE GROSS INCOME                             $1,008,230      $ 9.03      $ 8,402

OPERATING EXPENSES:
    Taxes                                          $   70,800      $ 0.63      $   590     7.02%
    Insurance                                      $   18,000      $ 0.16      $   150     1.79%
    Utilities                                      $   54,000      $ 0.48      $   450     5.36%
    Repair & Maintenance                           $   42,000      $ 0.38      $   350     4.17%
    Cleaning                                       $   13,200      $ 0.12      $   110     1.31%
    Landscaping                                    $        0      $ 0.00      $     0     0.00%
    Security                                       $        0      $ 0.00      $     0     0.00%
    Marketing & Leasing                            $   21,600      $ 0.19      $   180     2.14%
    General Administrative                         $  116,400      $ 1.04      $   970    11.54%
    Management                             5.00%   $   50,412      $ 0.45      $   420     5.00%
    Miscellaneous                                  $        0      $ 0.00      $     0     0.00%

TOTAL OPERATING EXPENSES                           $  386,412      $ 3.46      $ 3,220    38.33%

    Reserves                                       $   30,000      $ 0.27      $   250     2.98%
                                                   ---------------------------------------------
NET OPERATING INCOME                               $  591,819      $ 5.30      $ 4,932    58.70%

    "GOING IN" CAPITALIZATION RATE                       8.00%

    VALUE INDICATION                               $7,397,736      $66.25      $61,648

    "AS IS" VALUE INDICATION
        (DIRECT CAPITALIZATION APPROACH)           $7,397,736

                                ROUNDED            $7,400,000      $66.27      $61,667

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
RIVER'S EDGE, AUBURN, WASHINGTON

                  DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE        VALUE            ROUNDED         $/UNIT          $/SF
----------------------------------------------------------------------
 7.25%        $8,163,019       $8,200,000       $68,333         $73.44
 7.50%        $7,890,918       $7,900,000       $65,833         $70.75
 7.75%        $7,636,373       $7,600,000       $63,333         $68.06
 8.00%        $7,397,736       $7,400,000       $61,667         $66.27
 8.25%        $7,173,562       $7,200,000       $60,000         $64.48
 8.50%        $6,962,575       $7,000,000       $58,333         $62.69
 8.75%        $6,763,644       $6,800,000       $56,667         $60.90

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $7,400,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH
The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis            $7,400,000
Direct Capitalization Method             $7,400,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $7,400,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 37
RIVER'S EDGE, AUBURN, WASHINGTON

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                                      Not Utilized
Sales Comparison Approach                          $7,600,000
Income Approach                                    $7,400,000
Reconciled Value                                   $7,500,000

The Direct Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 20, 2003 the market value of the fee simple estate in the property is:

                                   $7,500,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
RIVER'S EDGE, AUBURN, WASHINGTON

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
RIVER'S EDGE, AUBURN, WASHINGTON

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
RIVER'S EDGE, AUBURN, WASHINGTON

                               SUBJECT PHOTOGRAPHS

   [PICTURE]                                        [PICTURE]
EXTERIOR - OFFICE                          EXTERIOR - APARTMENT BUILDING

     [PICTURE]                                      [PICTURE]
EXTERIOR - LANDSCAPING                           EXTERIOR - POOL

    [PICTURE]                                       [PICTURE]
EXTERIOR - ENTRANCE                   EXTERIOR - EASTERLY VIEW OF 22ND STREET NE

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
RIVER'S EDGE, AUBURN, WASHINGTON

                               SUBJECT PHOTOGRAPHS

                [PICTURE]                                      [PICTURE]
EXTERIOR - EASTERLY VIEW OF 22ND STREET NE            INTERIOR  - LEASING OFFICE

                [PICTURE]                                      [PICTURE]
        INTERIOR - LEASING OFFICE                      INTERIOR - APARTMENT UNIT

                [PICTURE]                                      [PICTURE]
        INTERIOR - APARTMENT UNIT                      INTERIOR - APARTMENT UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
RIVER'S EDGE, AUBURN, WASHINGTON

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                  EXHIBIT B
RIVER'S EDGE, AUBURN, WASHINGTON

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

                                 COMPARABLE I-1
                             THE POINTE AT REDONDO
                             28300 18th Avenue South
                                 Federal Way, WA
                                    [PICTURE]

                                 COMPARABLE I-2
                                WHISPERING HILLS
                              2120 SW 352nd Street
                                 Federal Way, WA
                                    [PICTURE]

                                   COMPARABLE I-3
                            MALLARD POINTE APARTMENTS
                               802 45th Street NE
                                   Auburn, WA
                                    [PICTURE]

                                 COMPARABLE I-4
                              WOODTRAIL APARTMENTS
                              1901 SW 320th Street
                                 Federal Way, WA
                                    [PICTURE]

                                      N/A
                                   [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
RIVER'S EDGE, AUBURN, WASHINGTON

SUMMARY OF COMPARABLE RENTAL PROPERTIES

        DESCRIPTION                         SUBJECT                                             COMPARABLE
                                                                                                  R - 1
-----------------------------------------------------------------------------------------------------------------------------
  Property Name                 River's Edge                                      Brittany Park
  Management Company            AIMCO                                             Reeder
LOCATION:
-----------------------------------------------------------------------------------------------------------------------------
  Address                       1741 22nd Street NE                               1433 8th Street NE
  City, State                   Auburn, Washington                                Auburn, WA
  County                        King                                              King
  Proximity to Subject                                                            2-miles south of the
                                                                                  subject
PHYSICAL CHARACTERISTICS:
-----------------------------------------------------------------------------------------------------------------------------
  Net Rentable Area (SF)        111,660                                           152,440
  Year Built                    1976                                              1968
  Effective Age                 20                                                25
  Building Structure Type       Wood siding walls; asphalt shingle roof           Stucco walls; asphalt shingle  roof
Parking Type (Gr., Cov., etc.)  Garage, Open Covered                              Open
  Number of Units               120                                               190
-----------------------------------------------------------------------------------------------------------------------------
  Unit Mix:                        Type                 Unit    Qty.    Mo. Rent     Type               Unit   Qty.      Mo.
                                 1 1Br/1Ba                675    24       $609     1 1BD/1BH             690   104      $575
                                 2 2Br/1Ba                975    84       $710     2 2BD/1BH             900    64      $695
                                 3 3Br/2Ba              1,130    12       $836     2 2BD/1.5BH           940    16      $725
                                                                                   3 3BD/1.5BH         1,340     6      $900
-----------------------------------------------------------------------------------------------------------------------------
  Average Unit Size (SF)        931                                               802
  Unit Breakdown:                 Efficiency         0%     2-Bedroom       70%     Efficiency       0%      2-Bedroom    42%
                                  1-Bedroom         20%     3-Bedroom       10%     1-Bedroom       55%      3-Bedroom     3%
CONDITION:                      Average                                           Fair
APPEAL:                         Average                                           Fair
-----------------------------------------------------------------------------------------------------------------------------
AMENITIES:
  Unit Amenities                       Attach. Garage          Vaulted Ceiling          Attach. Garage       Vaulted Ceiling
                                  X    Balcony           X     W/D Connect.         X   Balcony          X   W/D Connect.
                                       Fireplace                                        Fireplace
                                  X    Cable TV Ready                               X   Cable TV Ready
  Project Amenities               X    Swimming Pool                                X   Swimming Pool
                                       Spa/Jacuzzi             Car Wash                 Spa/Jacuzzi          Car Wash
                                       Basketball Court        BBQ Equipment            Basketball Court     BBQ Equipment
                                       Volleyball Court        Theater Room             Volleyball Court     Theater Room
                                       Sand Volley Ball        Meeting Hall             Sand Volley Ball     Meeting Hall
                                       Tennis Court            Secured Parking          Tennis Court         Secured Parking
                                       Racquet Ball      X     Laundry Room             Racquet Ball     X   Laundry Room
                                       Jogging Track           Business Office          Jogging Track        Business Office
                                       Gym Room                                     X   Gym Room
-----------------------------------------------------------------------------------------------------------------------------
OCCUPANCY:                      92%                                               96%
LEASING DATA:
  Available Leasing Terms       6 to 12 Months                                    6 to 12 Months
  Concessions                   $50-$70 off 1st month rent for 1BD & 2BD          1 Months Free
  Pet Deposit                   $200                                              $300
  Utilities Paid by Tenant:       X        Electric      X  Natural Gas             X   Electric         X   Natural Gas
                                ----------------------------------------------------------------------------------------
                                  X        Water            Trash                   X   Water                Trash
  Confirmation                  May 2003, Property Manager                        May 2003, Property Manager
  Telephone Number              (253) 735-2125                                    (253) 939-4846
NOTES:                                                                            None
                                                                                  Inferior
Comparison to Subject:

        DESCRIPTION                            COMPARABLE                                      COMPARABLE
                                                  R - 2                                           R - 3
-----------------------------------------------------------------------------------------------------------------------------
  Property Name                   Amberview                                       Auburn Glen
  Management Company              S-J Management LLC                              Allied Group,
                                                                                  Inc.
LOCATION:
-----------------------------------------------------------------------------------------------------------------------------
  Address                         32115 105th Place SE                            1902 A Street SE
  City, State                     Auburn, WA                                      Auburn, WA
  County                          King                                            King
  Proximity to Subject            2-miles south of the                            Within 5 mile radius
                                  subject
PHYSICAL CHARACTERISTICS:
-----------------------------------------------------------------------------------------------------------------------------
  Net Rentable Area (SF)          131,920                                         126,764
  Year Built                      1990                                            1990
  Effective Age                   10                                              10
  Building Structure Type         Wood siding walls; asphalt shingle roof         Wood siding walls; asphalt shingle roof
Parking Type (Gr., Cov., etc.)    Open, Covered, Garbage                          Open, Covered
  Number of Units                 157                                             148
-----------------------------------------------------------------------------------------------------------------------------
  Unit Mix:                          Type             Unit    Qty.      Mo.            Type          Unit    Qty.       Mo.
                                  1 1BD/1BH             700    58      $650       1 1BD/1BH            701    48       $675
                                  2 2BD/2BH             880    78      $750       2 2BD/1BH            839    36       $715
                                  3 3BD/2BH           1,080    21      $950       2 2BD/2BH            950    48       $750
                                                                                  3 3BD/2BH          1,082    16       $975
-----------------------------------------------------------------------------------------------------------------------------
  Average Unit Size (SF)          840                                             857
  Unit Breakdown:                   Efficiency       0%     2-Bedroom    50%       Efficiency       0%     2-Bedroom     57%
                                   1-Bedroom        37%     3-Bedroom    13%       1-Bedroom        32%    3-Bedroom     11%
CONDITION:                        Good                                            Good
APPEAL:                           Good                                            Good
-----------------------------------------------------------------------------------------------------------------------------
AMENITIES:
  Unit Amenities                      Attach. Garage    X   Vaulted Ceiling           Attach. Garage       Vaulted Ceiling
                                   X  Balcony           X   W/D Connect.           X  Balcony          X   W/D Connect.
                                   X  Fireplace                                    X  Fireplace
                                   X  Cable TV Ready                               X  Cable TV Ready
  Project Amenities                X  Swimming Pool                                X  Swimming Pool
                                   X  Spa/Jacuzzi           Car Wash               X  Spa/Jacuzzi          Car Wash
                                      Basketball Court      BBQ Equipment             Basketball Court     BBQ Equipment
                                      Volleyball Court      Theater Room              Volleyball Court     Theater Room
                                      Sand Volley Ball      Meeting Hall              Sand Volley Ball     Meeting Hall
                                   X  Tennis Court      X   Secured Parking           Tennis Court         Secured Parking
                                      Racquet Ball          Laundry Room              Racquet Ball         Laundry Room
                                      Jogging Track         Business Office           Jogging Track        Business Office
                                   X  Gym Room                                     X  Gym Room
-----------------------------------------------------------------------------------------------------------------------------
OCCUPANCY:                        92%                                             96%
LEASING DATA:
  Available Leasing Terms         6 to 12 Months                                  6 to 12 Months
-----------------------------------------------------------------------------------------------------------------------------
  Concessions                     1/2 - 1 Months Free                             1/2 - 1 Months Free
  Pet Deposit                     $300                                            $300
  Utilities Paid by Tenant:         Electric          X     Natural Gas     X      Electric           X    Natural Gas
                                  -------------------------------------------------------------------------------------------
                                    Water                   Trash           X      Water                   Trash
  Confirmation                    May 2003, Leasing Agent                         May 2003, Property Manager
  Telephone Number                (253) 735-2007                                  (253) 939-4449
NOTES:                            None                                            None
                                  Superior                                        Superior
Comparison to Subject:

        DESCRIPTION                                COMPARABLE                             COMPARABLE
                                                      R - 4                                  R - 5
----------------------------------------------------------------------------------------------------------------------------
  Property Name                       Clearwater Ridge
  Management Company                  Con-Am Management Company
LOCATION:
----------------------------------------------------------------------------------------------------------------------------
  Address                             3702 Auburn Way South
  City, State                         Auburn, WA
  County                              King
  Proximity to Subject                Within 5-mile radius

PHYSICAL CHARACTERISTICS:
----------------------------------------------------------------------------------------------------------------------------
  Net Rentable Area (SF)              132,892
  Year Built                          1990
  Effective Age                       10
  Building Structure Type             Wood siding walls; asphalt
                                      shingle roof
Parking Type (Gr., Cov., etc.)        Open, Covered
  Number of Units                     142
----------------------------------------------------------------------------------------------------------------------------
  Unit Mix:                             Type                Unit   Qty.   Mo.           Type      Unit   Qty. Mo.
                                      1 1BD/1BH              674    18  $620
                                      2 2BD/1BH              834    36  $660
                                      2 2BD/2BH              970    46  $690
                                      3 3BD/2BH            1,098    42  $850
-----------------------------------------------------------------------------------------------------------------------------
  Average Unit Size (SF)              936
  Unit Breakdown:                      Efficiency       0%    2-Bedroom    57%     Efficiency              2-Bedroom
                                       1-Bedroom       13%    3-Bedroom    30%     1-Bedroom               3-Bedroom
CONDITION:                            Slightly Superior                          Slightly Superior
APPEAL:                               Good                                       Good
-----------------------------------------------------------------------------------------------------------------------------
AMENITIES:
  Unit Amenities                          Attach. Garage      Vaulted Ceiling       Attach. Garage           Vaulted Ceiling
                                       X  Balcony          X  W/D Connect.          Balcony                  W/D Connect.
                                       X  Fireplace                                 Fireplace
                                       X  Cable TV Ready                            Cable TV Ready
  Project Amenities                    X  Swimming Pool                             Swimming Pool
                                       X  Spa/Jacuzzi         Car Wash              Spa/Jacuzzi              Car Wash
                                          Basketball Court    BBQ Equipment         Basketball Court         BBQ Equipment
                                          Volleyball Court    Theater Room          Volleyball Court         Theater Room
                                          Sand Volley Ball    Meeting Hall          Sand Volley Ball         Meeting Hall
                                          Tennis Court        Secured Parking       Tennis Court             Secured Parking
                                          Racquet Ball        Laundry Room          Racquet Ball             Laundry Room
                                          Jogging Track       Business Office       Jogging Track            Business Office
                                       X  Gym Room                                  Gym Room
-----------------------------------------------------------------------------------------------------------------------------
OCCUPANCY:                            89%
LEASING DATA:
  Available Leasing Terms             6 to 12 Months
  Concessions                         1/2 - 1 Months Free
  Pet Deposit                         $300
  Utilities Paid by Tenant:            X   Electric         X Natural Gas            Electric                Natural Gas
                                      -----------------------------------------------------------------------------------
                                       X   Water              Trash                  Water                   Trash
  Confirmation                        May 2003, Property Manager
  Telephone Number                    (253) 939-8836
NOTES:                                None
                                      Superior
Comparison to Subject:

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
RIVER'S EDGE, AUBURN, WASHINGTON

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

                                 COMPARABLE R-1
                                 BRITTANY PARK
                               1433 8th Street NE
                                   Auburn, WA
                                   [PICTURE]

                                 COMPARABLE R-2
                                    AMBERVIEW
                              32115 105th Place SE
                                   Auburn, WA
                                   [PICTURE]

                                 COMPARABLE R-3
                                   AUBURN GLEN
                                1902 A Street SE
                                   Auburn, WA
                                   [PICTURE]

                                 COMPARABLE R-4
                                CLEARWATER RIDGE
                              3702 Auburn Way South
                                   Auburn, WA
                                    [PICTURE]

                                 COMPARABLE R-5

                                       N/A
                                   [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
RIVER'S EDGE, AUBURN, WASHINGTON

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
RIVER'S EDGE, AUBURN, WASHINGTON

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
RIVER'S EDGE, AUBURN, WASHINGTON

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
RIVER'S EDGE, AUBURN, WASHINGTON

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
RIVER'S EDGE, AUBURN, WASHINGTON

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Susan M. Kim provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                              -S- Douglas Needham
                                          ------------------------------
                                               Douglas Needham, MAI
                                           Managing Principal, Real Estate Group
                                           Washington State Certified General
                                             Real Estate Appraiser #1101111

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
RIVER'S EDGE, AUBURN, WASHINGTON

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
RIVER'S EDGE, AUBURN, WASHINGTON

                             DOUGLAS A. NEEDHAM, MAI
                 MANAGING PRINCIPAL, REAL ESTATE ADVISORY GROUP

POSITION Douglas A. Needham is a Managing Principal for the Irvine Real Estate Advisory Group
                                    of American   Appraisal Associates, Inc.
                                    ("AAA").

EXPERIENCE

Valuation                           Mr. Needham has appraised all types of major
                                    commercial real estate including apartments, hotels/motels, light and heavy industrial facilities, self-storage facilities, mobile home parks, offices, retail shopping centers, service stations, special-use properties, and vacant land.

Business Mr. Needham joined AAA in 1998. Prior to joining AAA, he was a senior associate at Koeppel Tener, a senior analyst at Great Western Appraisal Group, and an associate appraiser at R. L. McLaughlin & Associates.

EDUCATION                           Texas A&M University
                                    Bachelor of Business Administration -
                                    Finance

STATE CERTIFICATIONS                State of Arizona, Certified General Real
                                    Estate Appraiser, #30943
                                    State of California, Certified General Real
                                    Estate Appraiser, #AG025443
                                    State of Colorado, Certified General
                                    Appraiser, #CG40017035
                                    State of Oregon, Certified General
                                    Appraiser, #C000686
                                    State of Washington, Certified General
                                    Real Estate Appraiser, #1101111

PROFESSIONAL                        Appraisal Institute, MAI Designated Member
AFFILIATIONS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
RIVER'S EDGE, AUBURN, WASHINGTON

VALUATION AND                       Appraisal Institute
  SPECIAL COURSES                   Advanced Income Capitalization
                                    Appraisal Principles
                                    Appraisal Procedures
                                    Basic Income Capitalization
                                    Standards of Professional Practice

AMERICAN APPRAISAL ASSOCIATES, INC.
RIVER'S EDGE, AUBURN, WASHINGTON

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
RIVER'S EDGE, AUBURN, WASHINGTON

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.